United States securities and exchange commission logo





                      December 21, 2023

       Derek Liu
       Chief Financial Officer
       Silvercorp Metals, Inc.
       1066 West Hastings Street, Suite 1750
       Vancouver, British Columbia
       Canada V6E 3X1

                                                        Re: Silvercorp Metals,
Inc.
                                                            Form 40-F for the
Fiscal Year ended March 31, 2023
                                                            Filed June 1, 2023
                                                            File No. 001-34184

       Dear Derek Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation